UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 2, 2014 (October 2, 2014)

RREEF Property Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	333-180356 (Commission File Number)	45-4478978 (I.R.S. Employer Identification No.)

345 Park Avenue, 26th Floor, New York, NY 10154
(Address of principal executive offices, including zip code)

(212) 454-6260
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously reported on September 25, 2014, RREEF Property Trust, Inc. (the "Company"), through its direct and wholly owned subsidiary, entered into an agreement of purchase and sale with VLD Sweetwater L.P., an unaffiliated California limited partnership, to acquire a fee simple interest in a retail building in Chula Vista, California (the "Property") for a purchase price of $21,850,000, exclusive of closing costs. On October 2, 2014, the Company completed the acquisition of the Property.

The Company funded the acquisition of the Property with existing capital and by borrowing $19,100,000 under the Company's credit facility with Regions Bank. Of the amount borrowed, $7,100,000 is from existing borrowing capacity on previously acquired properties, while $12,000,000 is specific to the Property. With this borrowing, the Company's consolidated loan-to-value ratio for its real estate portfolio was approximately 55%. The credit facility bears interest at a variable per annum rate equal to the adjusted British Bankers Association LIBOR Rate plus 2.20%, payable monthly, which equated to 2.35% at the time of acquisition with respect to the aforementioned borrowings.

The Property, located within a shopping center known as Terra Nova Plaza, is a one-story retail building constructed in 1986 and located in Chula Vista, California. Chula Vista is situated 7.5 miles from downtown San Diego and 11 miles from the San Diego International Airport. The Property is at the intersection of Interstate 805 and H Street, providing access, visibility and drive-by traffic on H Street.
The Property had an occupancy rate of 100% and an average effective annual rental per square foot rate of $13.22 as of the closing. The Property is leased to two tenants: Bed Bath & Beyond Inc. (“BBB”) and The Sports Authority, Inc. (“The Sports Authority”). Information about these tenants is set forth in the table below:

Tenant	Type of Business	% of Net Rentable Area	Type of Lease	Lease Commencement Date	Lease Expiration Date	Annual Base Rent Per Square Foot(3)
Bed Bath & Beyond(1)	Domestic Merchandise	54%	Triple Net	Nov. 1998	Jan. 2024	$11.23
The Sports Authority(2)	Sporting Goods	46%	Triple Net	Nov. 1999	Jan. 2020	$15.52

(1)
BBB is a publicly traded (NASDAQ: BBBY) domestic merchandise company. BBB has three five-year extension options at fixed contractual rates of $12.36 per square foot, $13.59 per square foot, and $14.95 per square foot, respectively. Renewal options may be exercised by written notice within six months prior to the expiration of the then-existing term.

(2)
The Sports Authority is a privately held sporting goods retailer. The Sports Authority has four five-year extension options at fixed contractual rates of $17.97 per square foot, $20.21 per square foot, $22.74 per square foot, and $25.58 per square foot, respectively. Renewal options may be exercised by written notice within twelve to fifteen months prior to the expiration of the then-existing term.

(3)	Data as of the closing date.

In evaluating the Property as a potential acquisition and determining an appropriate purchase price, the Company considered a variety of factors, including the financial performance of the Property; the terms of the existing leases and creditworthiness of the tenants; location of the Property; visibility and access; age of the Property and physical condition; local market conditions, including vacancy rates; and area demographics, including trade area population and average household income. The Company does not currently have plans to renovate the Property.

The Company has engaged Jones Lang LaSalle (“JLL”) as the property manager. The Company will pay JLL a monthly management fee equal to $2,300.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Property Acquired

Since it is impracticable to provide the required financial statements for the acquisition of the Property at the time of filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that the required financial statements will be filed on or before December 18, 2014, which date is within the period allowed to file such an amendment.

(b)	Pro Forma Financial Information

See paragraph (a) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RREEF Property Trust, Inc.
By:	/s/ James N. Carbone
Name:	James N. Carbone
Title:	Chief Executive Officer

Date: October 2, 2014